Exhibit No. 99.1

For Further Information Contact:
HemoSense, Inc.	Lippert/Heilshorn & Associates
Paul Balsara, V.P. Finance &	Don Markley or Brandi Floberg
Chief Financial Officer	bfloberg@lhai.com
pbalsara@hemosense.com	(310) 691-7100
(408) 240-3794

HEMOSENSE REPORTS FISCAL 2006 SECOND QUARTER REVENUE UP 125%

Domestic Marketing Programs Result in 67% Increase in Professional INRatio

Meter Placements Over Fiscal First Quarter

SAN JOSE, Calif. (April 27, 2006) – HemoSense, Inc. (AMEX: HEM) – a medical device company that develops, manufactures and sells easy-to-use, handheld blood coagulation monitoring systems for use by patients and healthcare professionals in the management of warfarin medication – today reported financial results for the three and six months ended March 31, 2006.

•	Total revenue for the fiscal 2006 second quarter was $4.0 million, an increase of 125% from total revenue of $1.8 million in the fiscal 2005 second quarter. Domestic revenue was $3.3 million and international revenue was $748,000, representing increases of 142% and 71%, respectively, compared with the fiscal 2005 second quarter. Total revenue included $1.3 million in revenue for INRatio® meters and accessories, reflecting 50% growth from the fiscal 2005 second quarter, and $2.7 million in revenue for INRatio test strips, an increase of 200% from the fiscal 2005 second quarter.

•	HemoSense reported a gross profit of $1.0 million for the quarter, or 25% of total revenue, up from a gross loss of $539,000 for the fiscal 2005 second quarter. The improvement from the prior year was due primarily to higher unit sales and production volumes of test strips, and to process efficiencies. Gross margin in the fiscal 2006 second quarter also reflects highly successful placement programs for INRatio meters in certain markets which lowered the overall average selling price for meters.

•	Operating expenses for the quarter were $3.8 million, up from $2.4 million for the comparable prior-year quarter, due primarily to additional general and administrative expenses associated with operating as a public company, higher sales and marketing expenses, and higher research and development expenses for various new projects undertaken.

•	The net loss for the quarter narrowed to $3.0 million from $3.1 million for the fiscal 2005 second quarter. The net loss per common share was $0.27 for the quarter, compared with $6.72 for the fiscal 2005 second quarter. Included in the net loss and the net loss per share for the second quarter of fiscal 2006 is $83,000 and less than $0.01, respectively, related to stock-based compensation expense pursuant to SFAS 123R. The number of common shares outstanding was significantly less in the fiscal 2005 second quarter compared with the fiscal 2006 second quarter, as a large number of redeemable convertible preferred shares were converted into common shares upon the close of the Company’s initial public offering on July 1, 2005, and additional common shares were issued on July 1, 2005, the closing date of the Company’s initial public offering, and on November 4, 2005, the closing date of the Company’s private placement.

“Reporting our 13th consecutive quarter of double-digit percentage revenue growth is a testament to the competitive advantages of the INRatio system, the strength of our business strategy and our continued execution,” said Jim Merselis, President and CEO of HemoSense. “We are very encouraged by the results of the aggressive meter placement programs we enacted in certain markets during the fiscal 2006 second quarter. These programs yielded a 67% increase in professional meter placements over the fiscal 2006 first quarter, which we believe will drive test strip sales volume and gross margin gains in future quarters. We also continued to strengthen our domestic distribution for the patient self-test market through agreements with ZyCare and Reliant during the fiscal 2006 second quarter.

“We were happy to see our international revenue bounce back in the second quarter after a dip in the first fiscal quarter which we believe resulted from an inappropriate direct-mail campaign against INRatio in Germany by a competitor. Total international revenue and growth trends are now comparable to the fiscal 2005 fourth quarter.”

Mr. Merselis continued, “Awareness of the benefits of point-of-care PT/INR testing is increasing, and we continue to gain share in this growing market. According to two independent market research reports, the domestic point-of-care PT/INR market is currently growing by approximately 25% annually, and grew more rapidly in calendar years 2004 and 2005 than it had in prior years. Further, the data show that HemoSense’s market share tripled in calendar year 2005, compared with calendar year 2004. Based on these data, we believe we are now the No. 2 player in the domestic point-of-care PT/INR market.”

HemoSense reported cash, cash equivalents and short-term investments of $14.3 million as of March 31, 2006.

Year-to-Date Financial Results

For the six months ended March 31, 2006, total revenue was $7.5 million, an increase of 119% from $3.4 million in the comparable prior-year period. Year-to-date domestic revenue was $6.1 million, an increase of 152% over the prior year, and international revenue was $1.4 million, an increase of 38% over the prior year. Total revenue included $2.7 million in meters and accessories revenue and $4.8 million in test strip revenue, up 68% and 164%, respectively, from the comparable fiscal 2005 period.

Gross profit for the first half of fiscal 2006 was $2.1 million, up from a gross loss of $922,000 in the previous year. Operating expenses were $7.1 million, an increase from $4.6 million. The net loss was $5.3 million, compared with $6.0 million for the first half of fiscal 2005.

Fiscal Year 2006 Financial Guidance

The Company affirmed its guidance for fiscal 2006 total revenue to be in the range of $16.0 million to $17.5 million. HemoSense also affirmed that it expects the fiscal 2006 net loss to be in the range of $9.7 million to $10.7 million, which includes $285,000 in stock-based compensation expense. The net loss per common share is expected to be $0.88 to $0.97 based on 11.0 million average common shares outstanding.

Conference Call Information

Management will host an investment community conference call beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today to discuss this announcement and to answer questions.

Individuals interested in listening to the conference call may do so by dialing (877) 815-7177 for domestic callers, or (706) 634-1178 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 7856950.

The live conference call will also be available via the Internet on the Investor Relations section of the Company’s Web site at www.hemosense.com. A recording of the call will be available on the Company’s Web site for 30 days following the completion of the call.

About HemoSense

HemoSense develops, manufactures and markets easy-to-use, handheld blood coagulation systems for monitoring patients taking warfarin. The HemoSense INRatio system, used by healthcare professionals and patients themselves, consists of a small portable monitor and disposable test strips. It provides accurate and convenient measurement of blood clotting time, or PT/INR values. Routine measurements of PT/INR are necessary for the safe and effective management of the patient’s warfarin dosing. INRatio is sold in the United States and internationally. For more information, visit www.hemosense.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Specifically, forward looking statements include those concerning the Company’s expectations as to future results from its meter placement programs, including expectations of increased test strip sales volume and gross margin gains, the Company’s ability to continue to gain market share, and financial guidance for fiscal 2006 are each forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties that may cause the actual results to differ materially from the statements contained herein. The Company’s fiscal 2006 second quarter financial results are preliminary and unaudited, and are subject to adjustment. Further information on the Company’s business, prior financial results and risk factors are detailed in its filings with the SEC, including its Form 10-Q for the quarter ended December 31, 2005, filed with the SEC on February 14, 2006. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. HemoSense® and INRatio® are registered trademarks of HemoSense, Inc.

HemoSense, Inc.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
Revenue	$4,042	$1,800	$7,478	$3,417
Cost of goods sold	3,036	2,339	5,367	4,339

Gross profit (loss)	1,006	(539)	2,111	(922)

Operating expenses:
Research and development	667	229	1,144	540
Sales and marketing	2,064	1,604	3,896	3,200
General and administrative	1,103	525	2,042	872

Total operating expenses	3,834	2,358	7,082	4,612

Loss from operations	(2,828)	(2,897)	(4,971)	(5,534)

Interest income	161	9	306	10
Interest and other expense	(318)	(231)	(646)	(441)

Net loss	$(2,985)	$(3,119)	$(5,311)	$(5,965)

Net loss per share:
Basic and diluted	$(0.27)	$(6.72)	$(0.49)	$(14.76)

Shares used to compute loss per share:
Basic and diluted	11,165	464	10,849	404

HemoSense, Inc.

Balance Sheets

(In thousands)

	March 31, 2006	September 30, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,957	$3,598
Short term investments	12,337	7,943
Accounts receivable	3,039	2,087
Prepaid expenses and other current assets	691	714
Inventories	2,902	2,744

Total current assets	20,926	17,086

Property and equipment, net	446	512
Technology licenses and prepaid royalties	545	1,179
Other assets	164	226

Total assets	$22,081	$19,003

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$884	$1,029
Accrued expenses and other liabilities	1,280	1,159
Capital lease, current portion	38	37
Borrowings, current portion	2,169	2,000

Total current liabilities	4,371	4,225

Capital lease, net of current portion	34	52
Borrowings, net of current portion	3,639	4,714
Other liabilities	11	—

Total liabilities	8,055	8,991

Shareholders’ equity:

Common stock	11	10
Additional paid-in capital	66,543	57,191
Unrealized loss on investments	(31)	(3)
Accumulated deficit	(52,497)	(47,186)

Total shareholders’ equity	14,026	10,012

Total liabilities and shareholders’ equity	$22,081	$19,003

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